Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
THIRD QUARTER AND NINE MONTHS 2008 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.50 Per Share
Achieves Net Income of $23.5 Million
Announces Merger with Arlington Tankers

New York, New York, October 29, 2008 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and nine months ended September 30, 2008.

Financial Review:  2008 Third Quarter

Excluding other income, the Company recorded net income of $22.0 million or $0.76 basic and $0.74 diluted earnings per share for the three months ended September 30, 2008 compared to $6.2 million, or $0.20 basic and $0.20 diluted earnings per share, for the three months ended September 30, 2007. Other income, which primarily includes realized and unrealized gains and losses on freight, and bunker derivatives, was $1.4 million for the quarter ended September 30, 2008 and $4.8 million for the prior year period. Other income for the quarter ended September 31, 2008 included a $2.6 million unrealized gain associated with the change in fair value of our freight derivatives and a $1.2 million loss associated with the monthly cash settlements of our freight derivatives. Net income was $23.5 million, or $0.81 basic and $0.79 diluted earnings per share, for the three months ended September 30, 2008 compared to net income of $10.9 million, or $0.36 basic and $0.35 diluted earnings per share, for the three months ended September 30, 2007. The increase in net income was principally the result of higher TCE and utilization rates realized in the current quarter versus the prior year period.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “Our past success increasing the Company’s time charter coverage enabled us to post strong results for the quarter.  Drawing upon our contracted revenue stream, we are pleased to have once again met our quarterly dividend target.  Including our third quarter dividend of $0.50 per share, we have now declared $26.78 per share in quarterly and one time dividends. Complementing this success, we are pleased to have entered into an agreement to merge with Arlington Tankers which we believe will create significant long-term shareholder value. Specifically, we believe the combination will create a leading tanker company with a large diverse double-hull fleet and a stronger balance sheet to take advantage of future growth opportunities.  We also believe the combined company will have key highlights including a partial dividend payout structure, an initial $2.00 fixed annual dividend target, and approximately $450 million of contracted revenues through 2013.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), increased  40.2% to $68.8 million for the three months ended September 30, 2008 compared to $49.1 million for the three months ended September 30, 2007.  EBITDA for the three months ended September 30, 2008 was $44.1 million compared to $31.0 million for the three months ended September 30, 2007 (please see below for a reconciliation of EBITDA to net income).  Net cash provided by operating activities was $36.3 million for the three months ended September 30, 2008 compared to $18.5 million for the prior year period. Currently, the Company has net debt (calculated as total long term debt less cash) of  approximately $ 615.0 million.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased by 24.8% to $37,651 per day for the three months ended September 30, 2008 compared with $30,177 for the prior year period. The Company’s average daily rates for vessels on spot charters increased by 143.5% to $44,425 for the three months ended September 30, 2008 compared to $18,246 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 15.0% to $26.0 million for the three months ended September 30, 2008 from $22.6 million for the three months ended September 30, 2007.  During the same periods, the average size of General Maritime’s fleet increased by 5.0% to 21.0 vessels from 20.0 vessels. Daily direct vessel operating expenses increased 14.0% to $8,122 for the quarter ended September 30, 2008 compared to $7,125 for the prior year period. These increases reflect higher crewing and maintenance and repair costs during 2008 compared to 2007. General and administrative costs increased by 4.0% to $10.4 million for the quarter ended September 30, 2008 compared to $9.9 million for the prior year period.

Financial Review: Nine Months 2008

Net income was $41.3 million, or $1.43 basic and $1.39 diluted earnings per share, for the nine months ended September 30, 2008 compared to $39.4 million, or $1.29 basic and $1.25 diluted earnings per share, for the nine months ended September 30, 2007. Net voyage revenues increased 22.9% to $199.1 million for the nine months ended September 30, 2008 compared to $162.0 million for the nine months ended September 30, 2007.  EBITDA was $102.5 million for the nine months ended September 30, 2008 compared to $91.6 million for the nine months ended September 30, 2007.  Net cash provided by operating activities was $88.8 million for the nine months ended September 30, 2008 compared to $79.6 million for the prior year period.  TCE rates obtained by the Company’s fleet increased 11.1% to $36,681 per day for the nine months ended September 30, 2008 from $33,002 for the prior year period. Total vessel operating expenses increased 15.5% to $81.2 million for the nine months ended September 30, 2008 compared to $70.3 million for the prior year period, and daily direct vessel operating expenses rose 20.1% to $8,138 for the nine month period ended September 30, 2008 from $6,777 for the prior year period. General and administrative costs were $34.7 million for the nine months ended September 30, 2008, substantially flat from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and nine months ended September 30, 2008 and 2007.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and nine months ended September 30, 2008 and 2007.

	Three months ended		Nine months ended
	September-08	September-07	September-08	September-07

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$ 82,292	$ 56,115	$ 236,815	$ 187,078
Voyage expenses	(13,465)	(7,018)	(37,750)	(25,106)
Net voyage revenues	68,827	49,097	199,065	161,972
Direct vessel expenses	15,693	12,690	46,515	35,275
Other Expense	-	-	-	-
General and administrative expenses	10,359	9,935	34,714	35,070
Depreciation and amortization	14,212	12,532	41,292	37,076
Loss (gain) on sale of vessels	85	184	1,180	349
Operating income	28,478	13,756	75,364	54,202
Net interest expense	6,448	7,582	19,904	15,120
Other (income) expense	(1,444)	(4,758)	14,116	(295)
Net income	$ 23,474	$ 10,932	$ 41,344	$ 39,377

Basic earnings per share	$ 0.81	$ 0.36	$ 1.43	$ 1.29

Diluted earnings per share	$ 0.79	$ 0.35	$ 1.39	$ 1.25

Weighted average shares outstanding, thousands	28,958	30,317	28,957	30,636
Diluted average shares outstanding, thousands	29,815	31,107	29,789	31,447

BALANCE SHEET DATA, at end of period			September-08	December-07
(Dollars in thousands)
Cash			$ 61,790	$ 44,526
Current assets, including cash			101,115	82,494
Total assets			875,910	835,035
Current liabilities, including current portion of long-term debt			42,768	35,502
Current portion of long-term debt			-	-
Total long-term debt, including current portion			611,000	565,000
Shareholders' equity			218,313	228,657

	Three months ended		Nine months ended
	September-08	September-07	September-08	September-07
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$ 44,134	$ 31,046	$ 102,540	$ 91,573
Net cash provided by operating activities	36,330	18,510	88,808	79,631
Net cash provided (used) by investing activities	(1,404)	(38,353)	(54,183)	(80,601)
Net cash provided (used) by financing activities	(15,624)	15,246	(17,729)	(74,135)
Capital expenditures
Vessel sales (purchases), including deposits	(135)	(36,338)	(47,535)	(77,298)
Drydocking or capitalized survey or improvement costs	(3,995)	(1,896)	(8,844)	(4,633)
Weighted average long-term debt	611,000	508,315	604,927	369,084

FLEET DATA
Total number of vessels at end of period	21	20	21	20
Average number of vessels (2)	21.0	19.4	20.9	19.1
Total voyage days for fleet (3)	1,828	1,627	5,427	4,908
Total time charter days for fleet	1,441	1,274	4,100	3,491
Total spot market days for fleet	387	353	1,327	1,417
Total calendar days for fleet (4)	1,932	1,781	5,716	5,205
Fleet utilization (5)	94.6%	91.4%	94.9%	94.3%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$ 37,651	$ 30,177	$ 36,681	$ 33,002
Direct vessel operating expenses per vessel (7)	8,122	7,125	8,138	6,777
General and administrative expense per vessel (8)	5,362	5,578	6,073	6,738
Total vessel operating expenses (9)	13,484	12,703	14,211	13,514
EBITDA (10)	22,844	17,432	17,939	17,593

	Three months ended		Nine months ended
	September-08	September-07	September-08	September-07
EBITDA Reconciliation
Net Income	$ 23,474	$ 10,932	$ 41,344	$ 39,377
+ Net interest (income) expense	6,448	7,582	19,904	15,120
+ Depreciation and amortization	14,212	12,532	41,292	37,076
EBITDA	$ 44,134	$ 31,046	$ 102,540	$ 91,573

(1)  EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate  surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days

(7) Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels.  Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

On October 7, 2008, General Maritime took delivery of the Genmar Electra, the first of two recently acquired Aframax tankers from companies associated with Euronav. General Maritime expects to take delivery of the second of these two Aframax tankers in December 2008.

As of September 30, 2008, General Maritime’s fleet was comprised of 21 wholly owned tankers, consisting of 10 Aframax and 11 Suezmax tankers, with a total carrying capacity of approximately 2.8 million deadweight tons, or dwt.  The average age of the Company’s fleet by dwt was 9.2 years as of September 30, 2008, and compared to 8.7 years as of September 30, 2007. As of September 30, 2008, the average age of the Company’s Aframax tankers was 13.1 years and the average age of the Company’s Suezmax tankers was 6.9 years. After the delivery of the remaining recently acquired Aframax vessel, which is expected to occur in December 2008, General Maritime will own a fleet of 23 tankers – twelve Aframax, and eleven Suezmax tankers with a total carrying capacity of approximately 2.9 million dwt.

Currently, 6 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. 68% of the Company’s fleet, consisting of 5 Aframax tankers, and 10 Suezmax tankers are currently under time charter contracts. The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Agamemnon	Aframax	July 10,2009	$ 36,750
Genmar Hope	Suezmax	August 13, 2009	$ 36,500
Genmar Progress	Aframax	September 20, 2009	$ 39,000
Genmar Spyridon	Suezmax	October 12, 2009	$ 38,500
Genmar Princess	Aframax	October 24, 2009	$ 27,750
Genmar Phoenix	Suezmax	November 1, 2009	$ 38,500
Genmar Ajax (2)	Aframax	December 1, 2009	$ 29,500
Genmar Defiance	Aframax	December 25, 2009	$ 29,500
Genmar Argus	Suezmax	January 6, 2010	$ 38,500
Genmar Horn	Suezmax	January 23, 2010	$ 38,500
Genmar Orion	Suezmax	June 1, 2010	$ 38,000
Genmar Harriet G.	Suezmax	June 1, 2010	$ 38,000
Genmar Kara G.	Suezmax	June 1, 2010	$ 38,000
Genmar George T	Suezmax	August 30, 2010	$ 39,000
Genmar St. Nikolas	Suezmax	February 15, 2011	$ 39,000

(1) Before brokers' commissions.
(2) Rate is reduced to $25,000 per day on 12/1/08.

The Company’s primary area of operation is the Atlantic basin.

Arlington Tankers Ltd. Transaction

In a press release dated August 6, 2008, the Company announced its entry into a definitive agreement to combine with Arlington Tankers Ltd. in a stock transaction.  In connection with the proposed transaction, the holding company formed for the transaction, Galileo Holding Corporation, has filed a Registration Statement on Form S-4 (as well as amendments thereto) with the Securities and Exchange Commission (the SEC).

The Company anticipates that special shareholders' meetings of the Company and Arlington to vote on the proposed transaction will occur prior to the end of 2008, assuming approval from shareholders of both companies and fulfillment of other closing conditions. The closing of the transaction is expected to close shortly thereafter.

In connection with the proposed transaction, the Company entered into an amended and restated credit agreement on October 20, 2008 reflecting the support of the Company's lenders with respect to the proposed transaction, subject to certain conditions.  The amended and restated credit agreement modifies the Company's existing credit agreement, among other things, to give effect to the proposed transaction and will be effective only if the proposed transaction is consummated and certain other conditions are met.  The amended and restated credit agreement is described in further detail in the Company's Form 8-K filed on October 23, 2008.

Q3 2008 Dividend Announcement

The Company’s Board of Directors declared a Q3 2008 quarterly dividend of $0.50 per share payable on or about December 5, 2008 to shareholders of record as of November 21, 2008. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Mr. Georgiopoulos continued, “General Maritime remains in a strong position to create shareholder value and build on its past success of returning over $1 billion to shareholders since May 2005. With ample liquidity, following the successful completion of the proposed transaction with Arlington, General Maritime will continue to actively look for opportunities to enter into value creating deals for shareholders.  In accomplishing this critical objective, the Company will seek to further grow its modern fleet, while targeting an annual dividend of $2.00 per share and repaying debt.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. After the delivery of the remaining recently acquired Aframax vessel, which is expected to occur in December 2008, General Maritime will own a fleet of 23 tankers –twelve Aframax, and eleven Suezmax tankers with a total carrying capacity of approximately 2.9 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, October 30, 2008 at 10:00 a.m. Eastern Daylight Savings Time to discuss its 2008 third quarter financial results.  To access the conference call, dial (719) 325-4813 and enter the passcode 9614375.  A replay of the conference call can also be accessed until November 13, 2008 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 9614375. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Important Additional Information will be filed with the SEC

In connection with the proposed transaction with Arlington, Galileo Holding Corporation has filed a Registration Statement on Form S-4 (as well as amendments thereto) with the SEC, which includes a definitive Joint Proxy Statement/Prospectus. General Maritime and Arlington are first mailing to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the proposed transaction on or about November 5, 2008. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus regarding the proposed transaction carefully because it contains important information about the Company, Arlington, the proposed transaction and related matters. You may obtain a free copy of the Joint Proxy Statement/Prospectus and other related documents filed by the Company, Arlington and Galileo Holding with the SEC at the SEC’s website at www.sec.gov.  The Joint Proxy Statement/Prospectus and the other documents may also be obtained for free by accessing General Maritime’s website at www.generalmaritimecorp.com or by accessing Arlington’s website at www.arlingtontankers.com.

The Company and Arlington, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its proxy statement dated April 11, 2008, which are filed with the SEC.  Information regarding Arlington’s directors and executive officer is contained in Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its proxy statement dated April 23, 2008, which are filed with the SEC.  In addition, Peter C. Georgiopoulos, currently the Chairman, President and Chief Executive Officer of the Company, will receive benefits from the Company in connection with the executive transition discussed in the Joint Proxy Statement/Prospectus, and the Company is discussing with Edward Terino, currently the Chief Executive Officer, President, and Chief Financial Officer of Arlington, a consulting arrangement for assistance in the post-closing transition period. Upon the consummation of the proposed transaction, Mr. Terino will be entitled to receive a lump sum cash payment of $1,250,000. A more complete description of any such arrangements is available in the Registration Statement and the Joint Proxy Statement/Prospectus.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: the ability to obtain the approval of the proposed transaction with Arlington by the Company’s and Arlington’s shareholders; the ability to satisfy conditions to the proposed transaction with Arlington on the proposed terms and timeframe; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

	THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		September-08	September-07		September-08	September-07		September-08	September-07
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	55.9%	29,375	18,848	30.4%	39,452	30,249	40.2%	68,827	49,097
$ 1,000's		43%	38%		57%	62%

Average Daily TCE	44.7%	35,477	24,510	11.9%	39,452	35,255	24.8%	37,651	30,177

Time Charter Revenues	24.0%	17,529	14,140	19.6%	34,105	28,516	21.0%	51,634	42,656
$ 1,000's		34%	33%		66%	67%

Spot Charter Revenues	151.6%	11,846	4,708	208.5%	5,347	1,733	166.9%	17,193	6,441
$ 1,000's		69%	73%		31%	27%

Calendar Days	0.0%	920	920	17.5%	1,012	861	8.5%	1,932	1,781
		48%	52%		52%	48%

Vessel Operating Days	7.7%	828	769	16.6%	1,000	858	12.4%	1,828	1,627
		45%	47%		55%	53%

Capacity Utilization	7.7%	90.0%	83.6%	-0.9%	98.8%	99.7%	3.5%	94.6%	91.4%

# Days Vessels on Time Charter	3.5%	526	508	19.5%	915	766	13.1%	1,441	1,274
		37%	40%		63%	60%

# Days Vessels on Spot Charter	15.7%	302	261	-7.6%	85	92	9.6%	387	353
		78%	74%		22%	26%

Average Daily Time Charter Rate	19.7%	33,325	27,836	0.0%	37,274	37,277	7.0%	35,832	33,482

Average Daily Spot Charter Rate	117.4%	39,224	18,039	234.0%	62,903	18,835	143.5%	44,425	18,246

Daily Direct Vessel Expenses	10.0%	8,034	7,305	18.3%	8,203	6,933	14.0%	8,122	7,125
(per Vessel)

Average Age of Fleet at End of Period (Years)	8.3%	13.1	12.1	6.2%	6.9	6.5	5.7%	9.2	8.7

# Vessels at End of Period	0.0%	10.0	10.0	10.0%	11.0	10.0	5.0%	21.0	20.0
		48%	50%		52%	50%

Average Number of Vessels	0.0%	10.0	10.0	17.0%	11.0	9.4	8.2%	21.0	19.4
		48%	52%		52%	48%

DWT at End of Period	0.0%	1,094	1,094	7.4%	1,692	1,575	4.4%	2,786	2,669
1,000's		39%	41%		61%	59%

	NINE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		September-08	September-07		September-08	September-07		September-08	September-07
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	15.9%	87,253	75,291	29.0%	111,812	86,681	22.9%	199,065	161,972
$ 1,000's		44%	46%		56%	54%

Average Daily TCE	17.4%	35,254	30,032	4.9%	37,876	36,102	11.1%	36,681	33,002

Time Charter Revenues	-1.5%	45,603	46,313	40.6%	100,266	71,319	24.0%	145,869	117,632
$ 1,000's		31%	39%		69%	61%

Spot Charter Revenues	43.7%	41,650	28,978	-24.8%	11,546	15,362	20.0%	53,196	44,340
$ 1,000's		78%	65%		22%	35%

Calendar Days	0.4%	2,740	2,730	20.2%	2,976	2,475	9.8%	5,716	5,205
		48%	52%		52%	48%

Vessel Operating Days	-1.3%	2,475	2,507	22.9%	2,952	2,401	10.6%	5,427	4,908
		46%	51%		54%	49%

Capacity Utilization	-1.6%	90.3%	91.8%	2.2%	99.2%	97.0%	0.7%	94.9%	94.3%

# Days Vessels on Time Charter	-10.3%	1,410	1,572	40.2%	2,690	1,919	17.4%	4,100	3,491
		34%	45%		66%	55%

# Days Vessels on Spot Charter	13.9%	1,065	935	-45.6%	262	482	-6.4%	1,327	1,417
		80%	66%		20%	34%

Average Daily Time Charter Rate	9.8%	32,343	29,461	0.3%	37,273	37,165	5.6%	35,578	33,696

Average Daily Spot Charter Rate	26.2%	39,108	30,993	38.3%	44,068	31,872	28.1%	40,087	31,292

Daily Direct Vessel Expenses	18.0%	8,082	6,849	22.3%	8,189	6,698	20.1%	8,138	6,777
(per Vessel)

Average Age of Fleet at End of Period (Years)	8.3%	13.1	12.1	6.2%	6.9	6.5	5.7%	9.2	8.7

# Vessels at End of Period	0.0%	10.0	10.0	10.0%	11.0	10.0	5.0%	21.0	20.0
		48%	50%		52%	50%

Average Number of Vessels	0.0%	10.0	10.0	19.3%	10.9	9.1	9.2%	20.9	19.1
		48%	52%		52%	48%

DWT at End of Period	0.0%	1,094	1,094	7.4%	1,692	1,575	4.4%	2,786	2,669
1,000's		39%	41%		61%	59%